Exhibit 10.21

AGREEMENT OF PURCHASE AND SALE

OF

REAL PROPERTY COMMONLY KNOWN AS

HOMEWOOD SUITES SEATTLE

SEATTLE, WASHINGTON

and

Joint Escrow Instructions

among

AEW SBCO SEATTLE, LLC, a Delaware limited liability company

(“Seller”),

and

CHSP Seattle LLC, a Delaware limited liability company

(“Buyer”).

Effective Date: November 2, 2010

Table of Contents

1.	DEFINITIONS.	1
2.	COVENANT OF PURCHASE AND SALE	10
3.	PURCHASE PRICE AND DEPOSIT.	10
4.	TITLE AND DUE DILIGENCE CONDITIONS.	10
5.	REPRESENTATIONS.	12
6.	OPERATION OF THE HOTEL PENDING CLOSING	17
7.	OTHER AGREEMENTS.	18
8.	PRORATIONS, CREDITS AND OTHER ADJUSTMENTS	21
9.	CONDITIONS TO CLOSING.	24
10.	CLOSING.	25
11.	POST CLOSING ADJUSTMENTS.	30
12.	THIRD PARTY CLAIMS AND OBLIGATIONS.	30
13.	HOTEL RECORDS	32
14.	ASSIGNMENT	32
15.	NOTICES	32
16.	GENERAL PROVISIONS.	33
17.	EXHIBITS	35
18.	SIGNERS’ WARRANTY	36
19.	LIMITATION ON SELLER’S LIABILITY.	36
20.	LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH	37

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EXHIBITS:

A	Legal Description of Hotel Parcel

B	Form of Deed

C	Form of Bill of Sale

D	Allocation of Purchase Price

E	Form of Assignment and Assumption of Assumed Contracts	E-1

F	Form of General Assignment and Assumption	F-1

G	Form of FIRPTA Certificate

H	Exceptions to Seller Representations

I	Intentionally Omitted.

J	Schedule of Contracts

K	Schedule of Environmental Report and Existing Survey

L	Schedule of Existing Loan Documents

M	List of Insurance Policies

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AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY

AND

JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (“this Agreement”) is made as of November 2, 2010 (the “Effective Date”) among AEW SBCO SEATTLE, LLC, a Delaware limited liability company (“Seller”),

and

CHSP Seattle LLC, a subsidiary of Chesapeake Lodging, L.P., a Delaware limited liability company (“Buyer”).

IN CONSIDERATION OF the mutual covenants and conditions contained herein, parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:

1. DEFINITIONS.

1.1 Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person in question, whether by the ownership of voting securities, contract or otherwise.

1.2 Approval Date. “Approval Date” means November 5, 2010.

1.3 Assumed Contracts. “Assumed Contracts” means the Equipment Leases and Service Contracts identified on the Schedule of Contracts attached hereto as Exhibit J.

1.4 Bill of Sale. “Bill of Sale” means a bill of sale in the form attached hereto as Exhibit C, together conveying the FF&E and Inventory to Buyer or Buyer’s nominee(s).

1.5 Broker. “Broker” means Eastdil Secured.

1.6 Business Day. “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in Washington are authorized or required by Law to close.

1.7 Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing.

1.8 Casualty. “Casualty” means damage, destruction or loss of the Hotel Premises or any portion thereof by a casualty event or a taking under power of eminent domain.

1.9 Claim. “Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, cost or expense related thereto but expressly (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred) excluding any consequential and punitive damages.

1.10 Closing. “Closing” means the concurrent delivery, in accordance with this Agreement, (A) by Seller to Buyer of the Transfer Instruments and (B) by Buyer to Seller of the Purchase Price.

1.11 Closing Date. “Closing Date” means December 1, 2010, as the same may be extended as specified in Section 7.3.

1.12 Closing Documents. “Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.

1.13 Continuing Employees. “Continuing Employees” means all of the Hotel Employees who are employed by Buyer or Buyer’s Hotel manager or operator upon Closing.

1.14 Contract Assignment. “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit E.

1.15 Counsel. “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Seyfarth Shaw LLP; and, with respect to Buyer, Tracy M.J. Colden, Esq.

1.16 Day. The term “day” means a calendar day.

1.17 Deed. “Deed” means a special warranty deed in the form attached hereto as Exhibit B, conveying the Hotel Premises to Buyer subject only to Permitted Exceptions.

1.18 Deposit. “Deposit” has the meaning specified in Section 3.3.1.

1.19 Disputed Payable. “Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).

1.20 Effective Date. “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.21 Eligible Employees. “Eligible Employees” means a sufficient number of Hotel Employees offered employment by Buyer or Buyer’s hotel manager effective as of the Closing Date as is necessary to prevent Seller or Hotel Manager from violating the WARN Act with respect to the Hotel Employees.

1.22 Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.

1.23 Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, whether accruing before or after Closing, including, without limitation, any and all obligations or liabilities: for (A) wages, salaries, Employee Leave, fringe benefits, and payroll taxes; (B) employer contributions and other required employer payments to Hotel Employee Plans, (C) worker’s compensation claims based on any real or alleged occurrence prior to Closing; and (D) claims or penalties under applicable Laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).

1.24 Environmental Report. “Environmental Report” means the “Phase 1” site assessment report(s) and any other reports regarding the environmental condition of the Hotel Premises that are identified on Exhibit K.

1.25 Equipment Lease. “Equipment Lease” means a personal property lease covering any item(s) of FF&E that are identified as such in the schedule attached hereto as Exhibit J.

1.26 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.27 Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing.

1.28 Escrow Agent. “Escrow Agent” means Terrance Miklas of Stewart Title Guaranty Company, acting through its office at 99 Summer Street, Boston, Massachusetts, whenever acting in the capacity of an escrow holder pursuant hereto.

1.29 Existing Guarantor. “Existing Guarantor” means AEW Partners V, L.P.

1.30 Existing Guaranty. “Existing Guaranty” means the guaranty or guaranties executed by Existing Guarantor in connection with the Existing Loan.

1.31 Existing Lender. “Existing Lender” means Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-C1, successor to Capmark Bank.

1.32 Existing Loan. “Existing Loan” means the loan evidenced by that certain Deed of Trust Note, made as of June 12, 2006, by Seller to Existing Lender in the original principal amount of $28,400,000 secured by that certain Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing dated as of June 12, 2006, and recorded under King County Auditor No. 20060612001764 on June 12, 2006 and the other Existing Loan Documents.

1.33 Existing Loan Assumption Consent. “Existing Loan Assumption Consent” means the Existing Lender’s consent to the assumption of the Existing Loan by Buyer or its Affiliate, the full, final, and unconditional release of Seller, Existing Guarantor, and any other guarantors from all obligations under the Existing Loan and the assumption agreement and/or other documents evidencing or effecting such assumption upon such terms and conditions as are mutually acceptable to Seller and Buyer.

1.34 Existing Loan Documents. “Existing Loan Documents” means the documents and instruments identified in the Schedule of Existing Loan Documents listed on Exhibit L attached hereto.

1.35 Existing Survey. “Existing Survey” means the ALTA/ACSM Survey of the Hotel Parcel identified on Exhibit K.

1.36 Extended Coverage. “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession (to the extent such deletions are customarily offered by the Title Company in the jurisdiction where the Hotel is located) and any special endorsements required by Buyer.

1.37 FF&E. “FF&E” means machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) office furniture and equipment, including without limitation any Leased Equipment, (2) room furnishings, (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, (6) computer equipment and software, (7) blankets, pillows, linens, towels and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other “operating inventory” as that term is used in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils, (10) automobiles, vans, trucks and other vehicles and (11) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E; but excluding (a) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party (unless such person owns such property for the account or benefit of Seller), and (b) manuals, records and other like materials owned by (and proprietary to) the Hotel Manager and/or Hilton or its Affiliate, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (B) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.

1.38 Final Statement. “Final Statement” has the meaning specified in Section 11.1.

1.39 FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to Seller, substantively in the form attached as Exhibit G, confirming to Buyer that Seller is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).

1.40 Franchise Agreement. “Franchise Agreement” means that certain Franchise License Agreement having an effective date of June 12, 2006 by and between Promus Hotels, Inc., a subsidiary of Hilton Hotels Corporation (“Hilton”), as Licensor, and Seller, as Licensee.

1.41 General Assignment. “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit F.

1.42 Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

1.43 Hazardous Substance. “Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or any friable asbestos containing materials (but excluding non-friable asbestos-containing materials), PCBs or formaldehyde foam insulation.

1.44 Hotel. “Hotel” means all of the Hotel Premises, FF&E,, the Inventory, the Assumed Contracts, Cash Banks and Intangibles comprising the “Homewood Suites Seattle”, located at 1011 Pike Street in Seattle, Washington.

1.45 Hotel Employees. “Hotel Employees” means all persons employed at the Hotel by Hotel Manager.

1.46 Hotel Employee Plan. “Hotel Employee Plan” means an employee benefit plan (as defined in ERISA) to which any of Seller, Hotel Manager or an Affiliate of Seller or Hotel Manager currently makes contributions on account of any Hotel Employees.

1.47 Hotel Improvements. “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.

1.48 Hotel Manager. “Hotel Manager” means Stonebridge Realty Advisors, Inc.

1.49 Hotel Management Agreement. “Hotel Management Agreement” means that certain management agreement dated June 9, 2006 between Seller and Hotel Manager.

1.50 Hotel Parcel. “Hotel Parcel” means (A) those certain parcels described in Exhibit A hereto, together with (B) all appurtenant rights , including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights which any of Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).

1.51 Hotel Party. “Hotel Party” means, with respect to a Service Contract or Equipment Lease, the owner and/or manager of the Hotel (as applicable) obligated as vendee or lessee under such contract or lease.

1.52 Hotel Payable. “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.

1.53 Hotel Premises. “Hotel Premises” means the Hotel Parcel and the Hotel Improvements.

1.54 Hotel Records. “Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right freely to transfer) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s possession or control, excluding records, manuals and other like materials owned by (and proprietary to) the Hotel Manager and/or Hilton or its Affiliate(s) and personnel files of Hotel Employees.

1.55 Indemnify. “Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party.

1.56 Intangibles. “Intangibles” means Seller’s rights, title and interest, if any, in (A) trade names, trademarks, service marks, logs and other forms of identification used to identify the Hotel or any of its facilities or operations, including but not limited to the “vanity website” for the Hotel, (B) the Hotel Records, (C) plans and specifications for the Hotel Improvements, (D) the Permits, (E) Repair Warranties, to the extent assignable in connection with a sale of the Hotel, and (F) studies, analyses, reports and other written materials pertaining to the condition of the Hotel Premises, all to the extent assignable in connection with a sale of the Hotel and subject to the Franchise Agreement.

1.57 Inventory. “Inventory” means (i) all goods held for sale to Hotel guests and others in the Ordinary Course and (ii) the stock of supplies and other food and beverage consumables used in the operation and maintenance of the Hotel in the Ordinary Course but excluding “operating inventory” as that term is used in the Uniform System of Accounts.

1.58 Laws. “Laws” means any and all:

1.58.1 Statutes, ordinances, rules, regulations, orders, rulings, decrees or other legal requirements of any Governmental Authority.

1.58.2 Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).

1.59 Leased Equipment. “Leased Equipment” means any item of FF&E that is leased rather than owned by Seller.

1.60 Material Contract. “Material Contract” means a Service Contract or Equipment Lease for which scheduled payments due to the vendor or lessor thereunder during any 12-month period occurring after Closing will exceed $12,000 . Material Contracts do not include any contracts (a) that do not impose any obligation on the Hotel Party to make any payments after Closing, or (b) for which payment will be due from the Hotel Party only if such party orders or otherwise requests goods or services under such contract or (c) which obligate the Hotel Party to make payments solely out of, and as a percentage of, services performed by the other party for Hotel guests that impose no out-of-pocket cost on the Hotel Party.

1.61 Objectionable Title Matters. “Objectionable Title Matters” has the meaning specified in Section 4.2.

1.62 Ordinary Course. “Ordinary Course” means the course of day to day operation of the Hotel in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures in effect as of the Effective Date.

1.63 Original. “Original” means any of (A) an original counterpart of any Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s possession or control; and “the Originals” means all such items.

1.64 Outside Closing Date. “Outside Closing Date” has the meaning specified in Section 7.3.

1.65 Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding liquor licenses) to the extent held and assignable by Seller or otherwise transferable in connection with the sale of the Hotel.

1.66 Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet delinquent, (B) liens or encumbrances arising out of any activity of Buyer, (C) the Assumed Contracts, (D) the Existing Loan and Existing Loan Documents, and (F) any other matter deemed to be a Permitted Exception pursuant to Section 4.2 or 4.4.

1.67 Place of Closing. “Place of Closing” has the meaning specified in Section 10.1.

1.68 Preliminary Statement. “Preliminary Statement” has the meaning specified in Section 8.

1.69 Proceeds. “Proceeds” means all insurance proceeds, condemnation awards or other amounts paid or payable to Seller in connection with any Casualty, including any amounts recoverable under rent loss or business interruption insurance to the extent allocable to periods after Closing.

1.70 Purchase Price. “Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3.1.

1.71 Repair Warranties. “Repair Warranties” means contractors’, manufacturers’ and vendors’ written guaranties, warranties and other obligations (if any) for the repair or maintenance of any component of the Hotel Improvements or the FF&E.

1.72 Replacement Guarantor. “Replacement Guarantor” means a person or entity acceptable to the Existing Lender.

1.73 Replacement Guaranty. “Replacement Guaranty” means a guaranty executed and delivered to the Existing Lender by the Replacement Guarantor under which the Replacement Guarantor shall assume the obligations of the Existing Guarantor with respect to the extent such obligations arise and accrue after Closing.

1.74 Reservation. “Reservation” means any reservation, commitment or agreement for the use of guest rooms, conference rooms, or other facilities in the Hotel, to the extent pertaining to periods from and after Closing.

1.75 Reservation Deposit. “Reservation Deposit” means any deposit or advance payment received by Seller or the Hotel Manager in connection with a Reservation.

1.76 Seller’s Knowledge. “Seller’s Knowledge” means the actual present (and not the constructive) knowledge of James Luchars and Greg Dietl, and does not imply that said individual (A) has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing or (B) has any personal liability with respect to any such representation, warranty or other statement.

1.77 Service Contract. “Service Contract” means any of the contracts or other written arrangements for the continuing provision of services relating to the improvement,

maintenance, repair, protection or operation of the Hotel, excluding the Hotel Management Agreement and the Franchise Agreement.

1.78 Survey. “Survey” means a survey of the Hotel Premises, certified by a duly licensed surveyor as of date no earlier than the Effective Date, meeting the minimum requirements of the American Land Title Association/American Congress of Surveying and Mapping.

1.79 Taxes. “Taxes” has the meaning specified in Section 8.1.

1.80 Title Company. “Title Company” means Stewart Title Guaranty Company, together with any agent through which it may act in issuing the Title Policy.

1.81 Title Documents. “Title Documents” has the meaning specified in Section 4.1.

1.82 Title Report. “Title Report” means a preliminary title commitment describing the condition of title to the Hotel Premises, issued by the Title Company as of a date no earlier than 60 days prior to the Effective Date and delivered by Seller.

1.83 Title Policy. “Title Policy” means an ALTA (Form 2006 or its local equivalent) owner’s policy of title insurance for the amount of the Purchase Price, insuring or committing to insure fee title to the Hotel Premises in Buyer.

1.84 Transactor. “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.

1.85 Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Deed, the Bill of Sale, the Contract Assignment, and the General Assignment.

1.86 Uniform System of Accounts. “Uniform Systems of Accounts” means the most current edition of the Uniform System of Accounts for the Lodging Industry, published by the Educational Institute of the American Hotel and Motel Association.

1.87 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, (i) the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; (ii) the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit and (iii) the term “including” shall be read as “including without limitation.” Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

2. COVENANT OF PURCHASE AND SALE. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the real and personal property comprising the Hotel and, except as otherwise expressly provided herein, assume from and after Closing all obligations and liabilities appertaining to such property (including, without limitation, Seller’s obligations and liabilities under and with respect, the Assumed Contracts, the Permits and any Permitted Exceptions).

3. PURCHASE PRICE AND DEPOSIT.

3.1 Amount of Purchase Price. The Purchase Price shall be Fifty Three Million Dollars ($53,000,000.00), but the net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.

3.2 Allocation of Price. Seller and Buyer shall allocate the Purchase Price among the Hotel Premises, FF&E, tangible and intangible property comprising the Hotel in accordance with Exhibit D attached hereto. Allocations made pursuant to this Section shall be used by the Parties for title insurance and all tax and other government reporting purposes.

3.3 Deposit.

3.3.1 Amount and Delivery. Within two (2) Business Days after the Effective Date, Buyer shall deliver into Escrow cash in the amount of One Million Dollars ($1,000,000.00) (the “Initial Deposit”), as a good faith deposit. Within one (1) Business Day after the Approval Date, if Buyer elects to proceed with the purchase of the Hotel, Buyer shall deliver into Escrow an additional cash deposit of One Million Dollars ($1,000,000.00) (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit when and if made, and all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit.” The Deposit shall be non-refundable except as expressly provided in this Agreement.

3.3.2 Investment. The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association.

3.3.3 Disposition. If Buyer, in breach of its obligations under this Agreement, fails to purchase the Hotel on or before the Closing Date, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 20. At Closing, the Deposit shall, together with interest earned thereon, shall be applied against the Purchase Price. In the event of a termination of this Agreement in accordance with the terms hereof, the Deposit shall be returned to Buyer less Buyer’s proportionate share of any Escrow cancellation charges.

4. TITLE AND DUE DILIGENCE CONDITIONS.

4.1 Title Report and Survey. Buyer hereby acknowledges that it has received a copy of the Title Report and the Existing Survey, together with copies of all documents referenced in the Title Report (the “Title Documents”). If Buyer desires Extended

Coverage, Buyer may, at its sole expense, update or supplement the Existing Survey or replace it with a new Survey, so long as it obtains such updated, supplemental Survey, and delivers a copy of it to Seller, on or before the Approval Date.

4.2 Objectionable Title Matters and Permitted Exceptions. Except for any exceptions to or defects in Seller’s title (“Objectionable Title Matters”) with respect to which Buyer gives Seller and Escrow Agent written notice of objection (each a “Title Objection Notice”) on or before the Approval Date or as otherwise provided herein, Buyer shall be deemed to have approved the state of Seller’s title to the Hotel Premises as disclosed by the Title Report or the Title Documents or would be disclosed on the Effective Date by a Survey and inspection of the Hotel Premises. All exceptions and other defects that are disclosed by the Title Report or the Title Documents, or would be disclosed by such a Survey and inspection, to which Buyer makes no timely objection in accordance with the provisions of this Section 4, and all such exceptions and other defects to which Buyer timely objects but later waives such objection as provided in this Section 4, shall be deemed Permitted Exceptions.

4.3 Cure of Objectionable Title Matters. Seller shall have no obligation to cure Objectionable Title Matters, unless hereafter created by Seller in breach of its covenants under this Agreement. If Seller elects to cure any Objectionable Title Matter, then Seller may extend the Closing Date as necessary to provide at least 30 days for Seller to effectuate such cure. Such extension shall be effected by Seller giving written notice thereof to Buyer at least five (5) Business Days before the date otherwise specified herein as the Closing Date.

4.4 Termination for Objectionable Title Matter. If, after giving Seller timely written notice under this Section 4 of any Objectionable Title Matter, Buyer does not receive within ten (10) days after the date Seller receives the Title Objection Notice from Buyer (the “Seller’s Response Date”) Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company specifies in its written confirmation are required for it either to omit such Objectionable Title Matter as an exception in the Title Policy or to affirmatively insure Buyer against loss resulting from such Objectionable Title Matter by an endorsement to the Title Policy in a form reasonably satisfactory to Buyer and Existing Lender, as the case may be, then Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than the five (5) days after the Seller’s Response Date, whereupon Escrow Agent shall cancel Escrow, disburse the Deposit to Buyer in accordance with Section 3.3.3 above and return every other item in Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have waived its objection to the Objectionable Title Matter(s) in question and such title matter(s) shall then become Permitted Exceptions.

4.5 Access to Property and Records. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, upon reasonable advance notice but not less that two (2) Day’s prior notice, access during the hours of 9:00 a.m. and 5:00 p.m. Pacific Time on all Business Days to:

4.5.1 The Hotel Records (excluding software and electronic data, but including print-outs of such data).

4.5.2 The Hotel Premises, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent and without first evidencing to Seller liability insurance coverage for such activity reasonably satisfactory in scope and amount to Seller).

Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel, and Buyer in its activities under this Section 4.5 shall conduct its inspections so as not to interfere with such rights or the operation of the Hotel in any respect. In no event shall Buyer communicate with any employees of or at the Hotel other than (A) the Hotel’s general manager and (B) such other executive Hotel Employees, if any, as Seller designates in writing from time-to-time (“Designees”), nor shall Buyer disclose or permit to be disclosed to any Hotel Employees, other than the general manager and any Designees, the nature or reason for Buyer’s presence on or about the Hotel Premises, without Seller’s prior written approval.

4.6 Indemnification. Buyer shall Indemnify Seller and Hotel Manager from and against any and all Claims (including Claims by Seller for damage to the Hotel as well as third-party Claims) arising or asserted to arise out of any activity of Buyer or Buyer’s representatives conducted at or about the Hotel Premises, except to the extent resulting from Seller’s gross negligence or willful misconduct. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel caused by any such activity.

4.7 Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4, Buyer shall have the right, in its sole discretion, to terminate this Agreement unless Buyer is satisfied as to all matters related to the Hotel and bearing upon the suitability of the Hotel for Buyer’s purposes; but Buyer shall be conclusively deemed to have waived such right unless by 5:00 p.m., Eastern Time, on the Approval Date Buyer has given Seller and Escrow Agent written notice of termination of this Agreement.

5. REPRESENTATIONS.

5.1 By Seller.

5.1.1 Regarding the Hotel. Seller hereby represents to Buyer that, as of the Effective Date, except as disclosed in Exhibit H or any other Exhibit to this Agreement, in the Title Report, the Existing Survey or in any new Survey, third party report or other written document or notice relating to the Hotel obtained by or furnished to Buyer prior to the Approval Date:

5.1.1.1 To Seller’s Knowledge, Seller has not received written notice from any Governmental Authority (a) that the current condition, occupancy or use of the Hotel violates or will require correction under any applicable Law or (b) revoking, canceling or denying renewal of any Permit.

5.1.1.2 There are no lawsuits filed and served upon Seller or, to Seller’s Knowledge, otherwise pending or threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel under this Agreement (including, without limitation, actions for condemnation).

5.1.1.3 The Schedule of Contracts attached hereto as Exhibit J identifies all of the existing Material Contracts and, to Seller’s Knowledge, neither the Hotel Party nor any other party to any Material Contract is currently in material breach thereof and all such Material Contracts are in full force and effect.

5.1.1.4 To Seller’s Knowledge, there is no default under the Existing Loan or Existing Loan Documents on the part of Seller or, to Seller’s Knowledge on the part of the Existing Lender. Exhibit L attached hereto identifies the Existing Loan Documents pertaining to the Existing Loan. To Seller’s Knowledge, based upon the latest information provided by the Existing Lender, the outstanding principal amount of the Existing Loan is $27,700,533.69 as of the date hereof.

5.1.1.5 To Seller’s Knowledge, Seller has not filed any notice of protest or appeal against, or commenced proceedings to recover, real property tax assessments against the Hotel Premises.

5.1.1.6 To Seller’s Knowledge, there are no employees of the Hotel other than the Hotel Employees and none of the Hotel Employees is covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state Law.

5.1.1.7 There are no existing management or franchise agreements relating to the Hotel other than the Hotel Management Agreement and the Franchise Agreement.

5.1.1.8 Exhibit M sets forth a correct and complete list of each insurance policy maintained by Seller with respect to the Hotel.

5.1.1.9 Exhibit K sets forth a list of environmental assessments, reports and studies relating to the Hotel in Seller’s possession.

5.1.2 Regarding Seller. Seller hereby represents to Buyer that:

5.1.2.1 Seller is duly organized, validly existing and in good standing under the laws of its State of incorporation; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer.

5.1.2.2 Seller has full right and power to convey and deliver possession of the Hotel Premises and to transfer all of the other property comprising the Hotel in accordance with this Agreement. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.1.2.3 As of the Effective Date, (i) no government, internal or other third party approval or consent that has not already been obtained is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement and (ii) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.

5.1.2.4 As of the Effective Date, there are no lawsuits filed and served against Seller or, to Seller’s Knowledge, otherwise pending or threatened against Seller, whose outcome could adversely affect Seller’s ability to perform its obligations under this Agreement.

5.1.2.5 Except for the Broker, Seller has not engaged or dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.

5.1.2.6 Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s Knowledge, threatened against Seller.

5.2 By Buyer. Buyer hereby represents to Seller that:

5.2.1 Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and has caused this Agreement to be duly executed and delivered to Seller.

5.2.2 No government, internal or other third party approval or consent that has not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.

5.2.3 As of the Effective Date, there are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.

5.2.4 Except for Broker engaged by Seller, Buyer has not engaged or dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

5.2.5 Buyer is experienced in the acquisition, ownership and operation of hotels similar to the Hotel and is fully competent to assess and evaluate the Hotel.

PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.

5.2.6 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).

5.3 WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT (A) FOR A CLAIM MADE UNDER THIS SECTION 5 FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR (B) FOR A BREACH OF A COVENANT OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING WILLFUL FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER

AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE.

BUYER REPRESENTS AND WARRANTS TO SELLER THAT NEITHER BUYER OR ANY OF ITS AFFILIATES IS (OR WILL BE) A PERSON WITH WHOM SELLER IS RESTRICTED FROM TRANSACTING BUSINESS UNDER REGULATIONS OF THE OFFICE OF FOREIGN ASSET CONTROL (“OFAC”) OF THE DEPARTMENT OF THE TREASURY OF THE UNITED STATES OF AMERICAN (INCLUDING, THOSE PERSONS NAMED ON OFAC’S SPECIALLY DESIGNATED AND BLOCKED PERSONS LIST) OR UNDER ANY STATUTE, EXECUTIVE ORDER (INCLUDING, THE SEPTEMBER 23, 2001 EXECUTIVE ORDER BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM), OR OTHER GOVERNMENTAL ACTION.

5.4 Survival and Limitations. The Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, that after Closing Seller shall have no liability to Buyer for any breach of such representations unless:

5.4.1 The facts constituting such breach have not been disclosed to, discovered by or otherwise become known to Buyer prior to Closing;

5.4.2 Buyer has given Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within 120 days after the Closing Date; and

5.4.3 Buyer’s actual out-of-pocket loss from such breach exceeds $50,000; and

5.4.4 Buyer commences a legal action on such claim, and serves Seller with notice thereof in accordance with the applicable Law, within 180 days after the Closing Date.

5.5 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any of Seller’s representations contained in Section 5 materially inaccurate. If it is reasonably likely that such event or condition can be remedied within 30 days, so as to remove such material inaccuracy, and if Seller undertakes in writing to Buyer, within ten (10) Days after receiving such notice, to use all commercially reasonable efforts to effect such remedy, then so long as it is making such efforts Seller shall have the right to extend the Closing Date by no more than thirty (30) days to complete such remedy and Buyer shall not be entitled, prior to the Closing Date (as so extended) or (if earlier) the cessation of such efforts, to terminate this Agreement by reason of such inaccuracy.

6. OPERATION OF THE HOTEL PENDING CLOSING. From the Effective Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to cause Hotel Manager to operate the Hotel in the Ordinary Course (including, without limitation, maintaining insurance policies equivalent in all material respects to those maintained as of the Effective Date) and, subject to the terms of the Hotel Management Agreement, shall not cause, approve or voluntarily permit any material change in the operations of the Hotel without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), which would:

6.1 Cancel or surrender of any existing Permit for the Hotel.

6.2 Create any lease, mortgage, deed of trust or other encumbrance on Seller’s title to the Hotel.

6.3 Material alterations or other material changes in the Hotel Improvements except for (i) alterations or improvements required to avoid or cure a violation of applicable Law, and (ii) alterations or improvements to repair any damage caused by an emergency or a Casualty.

6.4 Significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel.

6.5 Material reductions in current levels of service, sales and marketing efforts, maintenance or staff.

6.6 Remove or permit to be removed from the Hotel any material FF&E or similar personal property, unless such item is replaced by a substitute of equal or greater value.

If Buyer proceeds to Closing with knowledge of any breach by Seller of this Section 6, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.

7. OTHER AGREEMENTS.

7.1 Property Management Agreement; Franchise Agreement.

7.1.1 Notwithstanding any other provision of this Agreement, Buyer shall not assume any obligations under the Hotel Management Agreement. Seller shall cause the Hotel Management Agreement to be terminated at Seller’s sole cost and expense as of Closing and shall deliver possession of the Hotel to Buyer free and clear of any possession by or rights of the Hotel Manager; provided, however, Buyer acknowledges that the De-Flagging Activities (defined below) may have to be performed by Seller pursuant to Section 7.1.3. Seller shall remain responsible for all amounts due under the Hotel Management Agreement as of Closing. It is the intent for Buyer to negotiate a new franchise, license or agreement with Hilton to permit the Hotel to maintain the “Hilton” brand after Closing (the “New Hilton Agreement”). Promptly following the Effective Date, Buyer shall submit application to Hilton for the New Hilton Agreement, and shall pay any and all applicable application fees or deposits in connection therewith. The New Hilton Agreement shall be effective upon Closing. Simultaneously with the New Hilton Agreement taking effect, Seller shall cause the Franchise Agreement to be terminated. In the event that Buyer is unable to obtain the New Hilton Agreement on or before the tenth (10th) Business Day prior to Closing, then (i) Seller shall make the termination of the Franchise Agreement effective as of, and conditioned upon, Closing; and (ii) Buyer acknowledges that the De-Flagging Activities (defined below) may have to be performed by Seller pursuant to Section 7.1.2. If, in connection with the termination of the Franchise Agreement hereunder, Seller is required to pay to Hilton liquidated damages in connection with Seller’s termination thereof in the event that Buyer is unable to obtain the New Hilton Agreement then at Closing Buyer shall pay to Seller a sum equal to the amount of such liquidated damages paid by or due from Seller.

7.1.2 In connection with the termination of the Franchise Agreement, except as otherwise provided in this Section 7.1.2, certain activities (“De-Flagging Activities”) must be performed, including (without limitation), disconnecting the Hotel from the Hilton reservation system, termination of the Hilton website for the Hotel and removal from the Hotel Premises of all Hilton marks and protected designs. If the Franchise Agreement is terminated at Closing, during the period beginning immediately after Closing and ending ten (10) Business Days after Closing, Seller shall have access to the Hotel to perform the De-Flagging Activities. Buyer shall not operate the Hotel in violation of Hilton’s marks. Buyer shall Indemnify Seller from and against any Claim against Seller caused by or arising out of Buyer’s breach of the immediately preceding sentence of this Section 7.1.2. If Buyer obtains the New Hilton Agreement, which includes consent of Hilton to the sale of the Hotel pursuant to this Agreement without termination of the right to use the Hilton brand and system in its operation of the Hotel after Closing, and if Buyer at Closing enters into the New Hilton Agreement, Seller shall not be responsible for the De-Flagging Activities under this Section 7.1.2, and Buyer shall be responsible for performing, at Buyer’s sole cost and expense, any de-flagging activities required of Buyer under the New Hilton Agreement (or other license to use the Hilton Brand and System) upon the expiration of the term thereof.

7.2 Property of Guests. All baggage or other items checked or left in the care of Seller, and any items in the “Lost and Found Bin” will be listed in an inventory, prepared in duplicate and signed by representatives of Seller and Buyer on the Closing Date. Buyer will be responsible from and after the Closing for all property so listed and shall hold harmless, indemnify and defend Seller, from and against any and all Claims arising out of the subsequent loss of or damage to such listed property. Seller shall indemnify Buyer from and against any and all Claims arising out of any loss of or damage to property of guests at the Hotel prior to the Closing or not so listed in such inventory. Seller and Buyer shall use reasonable efforts to have Hotel guests who have left items in any of the Hotel’s safe deposit boxes (not including in-room safes) confirm on the Closing Date that no such items are missing, but Seller shall not be deemed liable for any guest Claim made after the Closing Date with respect to items allegedly left in a Hotel safe deposit box before Closing merely because such items could not be listed on the above-described inventory.

7.3 Assumption of Existing Loan. Buyer agrees to purchase the Hotel subject to the Existing Loan and shall, within five (5) Business Days of the Effective Date, submit application to Existing Lender for the Existing Loan Assumption Consent and shall simultaneously provide copies of all application materials and ongoing correspondence between Buyer and Existing Lender to Seller specifically relating to the Existing Loan Assumption Consent; provided that such correspondence is not otherwise privileged or proprietary. In connection with such application, Buyer shall provide to Lender all information customarily or reasonably required in connection with such a loan assumption and deliver to Lender all documentation reasonably required of Buyer and Replacement Guarantor in connection with such loan assumption. Buyer shall use commercially reasonable efforts to satisfy Lender’s requirements for the Existing Loan Assumption Consent before the Closing Date. Seller agrees to reasonably cooperate with Buyer’s efforts to obtain the Existing Loan Assumption Consent. Buyer shall Indemnify Seller and Existing Guarantor from and against any and all Claims that Seller incurs by reason of any alleged default on the part of Buyer under the Existing Loan and the Existing Loan Documents, where the allegation of such default is based on an event or condition which occurred or arose (or is alleged to have occurred or arisen) after Closing. Seller shall Indemnify Buyer and Replacement Guarantor from and against any and all Claims that Buyer incurs by reason of any alleged default on the part of Seller under the Existing Loan and the Existing Loan Documents, where the allegation of such default is based on an event or condition which occurred or arose (or is alleged to have occurred or arisen) before Closing. The indemnification set forth in the immediately preceding sentence shall not be limited by the provisions of Section 19.2 below. If the Parties are unable to obtain the Existing Loan Assumption Consent before the Closing Date, either Party shall have the right to extend the Closing Date by delivering one or more written notices to the other at least ten (10) Business Days prior to the then scheduled Closing Date to a date not later than March 31, 2011 (the “Outside Closing Date”). If after any extended time, the Parties have been unable to obtain the Existing Loan Assumption Consent, then Buyer shall be obligated to proceed to Closing, the Existing Loan shall be paid off in full at Closing and Buyer shall be responsible for an amount not to exceed the loan assumption fee that Buyer would have paid Existing Lender in connection with the Existing Loan Assumption Consent (but in no event more than a sum equal to 1% of the outstanding balance of the Existing Loan), which amount shall be paid to Seller to be applied towards any prepayment and/or yield maintenance fee Seller must pay to Existing Lender in connection therewith (the “Prepayment Fee”). In the event that the Closing Date is extended pursuant to the provisions of this Section 7.3 and Buyer elects by written notice to Seller to complete the transaction contemplated hereunder prior to the Outside Closing Date notwithstanding that the Existing Loan Assumption Consent has not been obtained (an “Early Closing”), then Buyer shall pay the entire Prepayment Fee due and payable under the Existing Loan Documents.

7.4 Right to Audit. Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of the books and records (the “Audit”) of the Hotel for the immediate two calendar years prior to the Closing Date, including the historical financial statements of the Hotel, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Rule 3-05 of Regulation S-X and all related rules and regulations thereof. Seller shall, at no cost to Seller, request Hotel Manager’s cooperation in connection with the performance of such audits, and shall provide, or request Hotel Manager to provide, all information reasonably requested by such accountants (except any information that Seller or Hotel Manager deem confidential), at no cost or expense to Seller or Hotel Manager. In connection with such audits, Seller shall request Hotel Manager to provide the accountants performing such audits with a commercially reasonable representation letter, in form and substance acceptable to Seller and Hotel Manager, at no cost or expense to Seller or Hotel Manager. The failure of the Hotel Manager to so cooperate, or provide such representation letter, shall not constitute a failure to perform by Seller hereunder and Buyer shall have no recourse to Seller in such event. The agreements of Seller and Hotel Manager set forth in this Section 7.4 shall survive Closing for a period of one (1) year.

Notwithstanding the foregoing, in no event shall the exercise of Buyer’s rights under this Section 7.4:

(i) affect Buyer’s obligations and agreements under this Agreement, including, without limitation, Buyer’s obligation to Close in accordance with the terms of this Agreement;

(ii) provide Buyer with the right to terminate this Agreement; or

(iii) affect the Purchase Price, any pro-rations, credits or other adjustments set forth in Section 8 or otherwise under this Agreement.

Furthermore, the Buyer, its employees, agents, consultants and any other person or entity claiming by, through or under Buyer (a) shall have no Claims against Seller Releasees and/or Hotel Manager as a result of the Audit, and (b) hereby waive and release any Claims against Seller Releasees and/or Hotel Manager that may arise from, or as a result of, the Audit.

7.5 Cooperation. Seller shall, at no cost or expense to Seller, and shall request Hotel Manager to, at no cost or expense to Hotel Manager, reasonably assist and cooperate with Buyer in Buyer’s efforts to obtain a liquor license for the same category of liquor consumption as presently offered at the Premises.

8. PRORATIONS, CREDITS AND OTHER ADJUSTMENTS. At Closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credits statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.

8.1 Proration of Taxes. All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) and payable during the tax year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. Taxes, which become due and payable during any following tax year, even if assessed with respect to the current tax year, shall be the responsibility of Buyer. Taxes shall be subject to readjustment to reflect the agreed upon proration provided herein in the event any abatement for the tax year in which Closing occurs has not been settled, provided that neither party shall have the obligation to pursue any abatement of Taxes.

8.2 Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:

8.2.1 Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.

8.2.2 Utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.

8.2.3 Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by applicable Law or otherwise elects to determine and itself pay such liabilities accrued through the day preceding Closing.

8.2.4 All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).

8.2.5 Accrued interest on the Existing Loan.

8.3 Proration of Hotel Revenues.

8.3.1 Guest Ledger. The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel as of midnight on the day immediately preceding Closing (“Closing Eve”) shall be closed and settled as follows:

8.3.1.1 Room and service charges (including, without limitation, room service charges and in-house movie fees) and parking charges (collectively, the “Charges”) through Closing Eve shall be retained by Seller. Buyer shall receive a credit equal to Twenty Dollars ($20.00) for each guest room that is occupied on the morning of Closing. The Charges accruing from and after the Closing Date shall belong to Buyer.

8.3.1.2 Gift shop revenues through Closing Eve shall be retained by Seller. Commencing on the Closing Date, gift shop revenues shall belong to Buyer.

8.3.1.3 Other charges shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.

8.3.1.4 From the amounts apportioned to Seller or Buyer, as the case may be, under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses.

8.3.2 Other Operating Revenues. Other operating revenues not otherwise provided for in this Section 8, shall be prorated between Buyer and Seller as of Closing.

8.3.3 Other Receivables. This sale does not include any accounts receivable for room, food and beverage and other sales and services at or from the Hotel for the period through the Closing Date (the “Accounts Receivable”), which remains the sole property of Seller. Seller shall have the right to receive, collect, discharge and compromise all Accounts Receivable. Buyer shall cause its hotel manager to use commercially reasonable good faith efforts to collect the Accounts Receivable and agrees that any Accounts Receivable received by Buyer or its hotel manager after the Closing from any party owing any portion thereof (including credit card sales when payment thereon is received by Buyer), net of any reasonable collection costs, credit card service fees or travel agent’s commissions which may be owed in connection therewith, shall be promptly remitted to Seller . Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on such a Seller-retained receivable and on an account to the Hotel accruing after Closing shall be applied to the invoice(s) specified by the payor (and, if the payor makes such payment without reference to a specific invoice, then such payment shall then be applied first to the latest accruing accounts).

8.4 Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) Buyer’s prorated share of such Hotel Payables under this Section 8, and Buyer shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement) and (2) which otherwise are identified within the 90-day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within 15 days after receiving such submission, objects to such invoice or claim (thereby making it a Disputed Payable), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables and for all Hotel Payables that are neither included on such schedule nor identified within the 90-day period following Closing.

8.5 Other Credits to Buyer.

8.5.1 Credit for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits.

8.5.2 Principal Balance on Existing Loan. Buyer shall receive a credit equal to the outstanding principal balance on the Existing Loan to be assumed by Buyer, as certified or agreed to by Existing Lender under the Existing Loan Assumption Consent.

8.6 Other Credits to Seller.

8.6.1 Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.

8.6.2 Credit for Prepaid Expenses. Seller shall receive a proration credit equal to the amount Seller actually paid with respect to all prepaid expenses, except to the extent that the goods, services or other items for which such expenses were incurred are not usable by Buyer.

8.6.3 Credit for Certain Inventories. Seller shall receive a proration credit equal to Seller’s cost of all (i) goods then held by Seller for sale to Hotel guests and others in the Ordinary Course, (ii) unopened food and beverage Inventories, to the extent allowed by law and (iii) gift shop Inventories.

8.6.4 Credit for Impound and Reserve Accounts. Seller shall receive a proration credit equal to the amount of all impound and/or reserve accounts to the extent not returned to Seller by Existing Lender and still required by Existing Lender to be maintained by Buyer.

8.7 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with generally accepted accounting principles and the Uniform System of Accounts.

8.8 Utility Deposits. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, which shall remain the sole property of Seller.

9. CONDITIONS TO CLOSING.

9.1 In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:

9.1.1 Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.

9.1.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1.

9.1.3 Satisfactory Title Policy. Issuance at Closing of the Title Policy (with Extended Coverage, to the extent reasonably available from title insurers in the jurisdiction where the Hotel is located and if Buyer timely requests such coverage and furnishes the Title Company with the Survey; but, otherwise, the availability of Extended Coverage or any other endorsement to the Title Policy shall not be a condition to Buyer’s obligation to close unless Seller has undertaken in writing to obtain such endorsement to cure an Objectionable Title Matter).

If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Closing Date (but, in any event, before Closing actually occurs). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.

9.2 In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:

9.2.1 Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.

9.2.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.

If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Closing Date, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Closing Date (but, in any event, before Closing actually occurs). After Closing, Seller shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.

9.3 Pre Closing Damage or Destruction.

9.3.1 Termination Rights. Seller agrees to give Buyer prompt notice of any Casualty occurring at the Hotel between the Effective Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 9.3.1 for failure to report minor incidents causing insignificant damage. If, prior to Closing, a material Casualty occurs, Buyer shall have the right, at its election, to terminate this Agreement, by written notice given to the Seller prior to the Closing Date. If a material Casualty occurs fewer than ten (10) Business Days before the Closing Date, Buyer shall have the right to extend the Closing Date until the tenth (10th) Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.

9.3.2 If No Termination. If a Casualty occurs and Buyer either does not have or elects not to exercise the right under Section 9.3.1 to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall receive:

(i) a credit against the Purchase Price equal to (A) the amount, if any, of Proceeds received by Seller prior to Closing in connection with such Casualty, plus (B) the lesser of the “deductible” or self retained limit under the property hazard insurance covering the Hotel Premises or the reasonably estimated cost of repairing, restoring or replacing the portion of the Hotel Premises damaged or destroyed by such Casualty, minus (C) the amount (if any) actually expended by Seller to repair, restore or replace the damaged portions of the Hotel Premises; and

(ii) an assignment of Seller’s rights to all Proceeds which may then be or thereafter become payable.

If the credit formula specified in subparagraph (i) above results in a negative number, then Seller (rather than Buyer) shall be entitled to a credit, in the amount by which (i) the amount actually expended by Seller to repair, restore or replace the damaged portions of the Hotel Premises exceeds (ii) the Proceeds received by Seller; but if such credit to Seller would exceed the amount of Proceeds assigned to Buyer at Closing (or if there are no Proceeds to assign), then Seller shall instead retain the right to receive such Proceeds (if any) and receive no credit.

9.3.3 Material Part. For purposes of this Section 9.3, a Casualty shall be deemed material if the extent of the damage, destruction or taking (measured by the cost of repairing or replacing the damaged or destroyed portion of the Hotel Premises or the fair market value of the taken portion of the Hotel Premises) exceeds fifteen percent (15%) of the Purchase Price.

10. CLOSING.

10.1 Time, Place and Manner. Closing shall occur on or before the Closing Date, through Escrow, at the offices of the Escrow Agent (the “Place of Closing”). In order to confirm concurrent delivery of the Purchase Price and delivery of title to the Hotel Premises,

Buyer’s funds for Closing and the Transfer Instruments to be recorded shall be delivered into Escrow for Closing, in accordance with this Agreement.

10.2 Seller’s Deliveries.

10.2.1 At least one (1) Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent the following documents (“Seller’s Closing Documents”):

10.2.1.1 The Deed and two counterparts of every other Transfer Instruments (if any) to be recorded at Closing, each duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.

10.2.1.2 A counterpart of the FIRPTA Certificate, duly executed.

10.2.1.3 Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller (provided the same do not require any indemnification from Seller or otherwise causes Seller to incur any cost or liability in order to effect Closing in accordance with this Agreement.

10.2.1.4 If the Existing Loan Assumption Consent is obtained in accordance with the provisions of Section 7.3, the Existing Loan Assumption Consent documents reasonably required by Existing Lender to be executed by Seller or Existing Guarantor and reasonably approved by Seller, for delivery to Existing Lender upon Closing.

10.3 Buyer’s Deliveries:

10.3.1 At least one (1) Business Day prior to the Closing Date (except as otherwise indicated), Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Documents”):

10.3.1.1 By no later than 11:00 A.M. Pacific Time on the Business Day that is before the Closing Date (the “Funds Deadline”), good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement. Time is of the essence with respect to Buyer’s delivery of such funds by the Funds Deadline.

10.3.1.2 Such documents as the Escrow Agent or the Title Company may reasonably require (provided the same do not cause Buyer to incur any cost or liability) from Buyer in order to effect Closing in accordance with this Agreement.

10.3.1.3 If the Existing Loan Assumption Consent is obtained in accordance with the provisions of Section 7.3, the Existing Loan Assumption Consent documents, including but not limited to the Replacement Guaranty, required by Existing Lender to be executed and delivered by Buyer (or Buyer’s nominee), in form and substance consistent with Section 9.1.4 and otherwise reasonably approved by Buyer, to be delivered to Existing Lender upon Closing.

10.3.1.4 Two counterparts duly executed of each Transfer Instrument to be executed by Buyer.

10.4 Closing Costs.

10.4.1 Paid By Seller. Seller shall pay:

10.4.1.1 One half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.1.2 The commission owed to Broker pursuant to a separate agreement between Seller and Broker.

10.4.1.3 The Prepayment Fee if Seller is obligated to pay the same pursuant to Section 7.3.

10.4.1.4 All other fees and other costs owing to Existing Lender under the Existing Loan, except for (i) the Existing Lender’s assumption fee, (ii) any Prepayment Fee in the event of an Early Closing, and (iii) reasonable reimbursable costs and expenses (including reasonable attorney’s fees) in connection with the Existing Loan Assumption Consent.

10.4.1.5 All charges for the Title Report and the premiums for the Title Policy, excluding the cost of any Extended Coverage.

10.4.2 Paid by Buyer. Buyer shall pay:

10.4.2.1 All transfer taxes, stamp taxes, documenting taxes, sales taxes, use taxes and similar excises imposed on the sale, conveyances and transfers under this Agreement, including the realty transfer tax imposed by King County, City of Seattle and/or Washington State.

10.4.2.2 The charge for Extended Coverage.

10.4.2.3 The cost of up-dating, supplementing or obtaining a Survey.

10.4.2.4 All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.

10.4.2.5 One half of Escrow Agent’s fees and expenses for administering Escrow.

10.4.2.6 The Existing Lender’s assumption fee or payment to Seller in lieu thereof as provided in Section 7.3, the Prepayment Fee in the event of an Early

Closing, and reimbursable costs and expenses (including reasonable attorney’s fees) actually incurred in connection with the Existing Loan Assumption Consent.

10.4.2.7 All Transfer Taxes due and payable on the Existing Loan Assumption Consent.

10.4.3 Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in the county where the Hotel is located.

10.5 Completion of Closing. Closing shall be effected as follows:

10.5.1 At such time as the Transactors and Counsel have confirmed the delivery to Escrow Agent of each of the items specified in Sections 10.2.1 and 10.3.1, (and provided Escrow Agent has not advised the Parties of any apparent obstacle to issuing the Title Policy as of Closing), the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to record the Deed (and any other Transfer Instruments to be recorded) in the appropriate place and to complete Closing by disbursing funds in accordance with Sections 10.5.2.1 through 10.5.2.3 and, as appropriate, delivering Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.

10.5.2 As soon as Escrow Agent confirms to the Parties that the Title Company is irrevocably committed to issue the Title Policy to Buyer, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to disburse funds from Escrow as follows:

10.5.2.1 Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.

10.5.2.2 Pay the closing costs specified in Section 10.4.

10.5.2.3 Disburse any excess funds as directed by Buyer.

Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its Counsel.

10.5.3 So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Deed or any other Transfer Instrument have first been recorded.

10.6 Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow subject to any supplementary or general instructions delivered by either party to Escrow Agent, or as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.

10.7 Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) Hotel guests, (B) the Assumed Contracts, and (C) possessory rights and interests included among the Permitted Exceptions.

10.8 Failure of Closing. If Closing fails to occur by the Closing Date, any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.

10.9 Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and items (if any) then held in Escrow in accordance with the provisions of this Agreement. If, following termination of this Agreement, the Parties give Escrow Agent conflicting instructions or one of the Parties fails to give Escrow Agent instructions:

10.9.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or of one Party’s failure to give instructions, and request that such conflict or omission be promptly resolved.

10.9.2 Where one Party has failed to give instruction, unless Escrow Agent receives written instructions from such Party within five (5) Business Days after giving notice of such failure, Escrow Agent shall be free to comply with the instructions given by the other Party and both Parties shall hold harmless, indemnify and defend Escrow Agent from any claim or liability resulting from such compliance.

10.9.3 Where the Parties have given conflicting instructions, Escrow Agent shall take no action to cancel Escrow or deliver funds or items out of Escrow except pursuant to further, joint written instructions from the Parties or a final court order or judgment. If the Parties fail, within sixty (60) days after Escrow Agent has made requested such joint instructions, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 16.9).

10.10 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.

11. POST CLOSING ADJUSTMENTS.

11.1 Final Closing Statement. No later than ninety (90) days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing and the month in which Closing occurred, on Buyer’s own post Closing examination of the books and records of the Hotel and on other relevant facts discovered after Closing.

11.2 Disputes. If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such item within thirty (30) days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within forty (40) days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Seattle, Washington) for a determination which shall be binding and conclusive upon all Parties and shall be deemed incorporated into the Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.

11.3 Settlement. Within ten (10) Business Days after the Final Statement has been agreed (or deemed agreed) between Seller and Buyer or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount shown to be due to such Party on the Final Statement, as agreed or as modified by the resolution of such objections. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.

12. THIRD PARTY CLAIMS AND OBLIGATIONS.

12.1 Assumed and Retained Liabilities. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any obligation or liability assumed by Buyer pursuant to this Agreement, including, without limitation (A) Employee Liabilities assumed by Buyer expressly hereunder, (B) the Assumed Contracts, (C) the Hotel Payables, and (D) Reservations. Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of any obligation or liability retained by Seller pursuant to this Agreement, including, without limitation (i) Employee Liabilities retained by Seller and (ii) Disputed Payables.

12.2 Employee Liabilities.

12.2.1 Buyer’s Obligations. Upon Closing Buyer shall:

12.2.1.1 Offer (or cause the manager selected by Buyer to offer) employment at the Hotel in the same position or job classification and at no less than the same wage rate or salary as such Hotel Employee held and enjoyed immediately prior to Closing, and with reasonably equivalent benefits to a sufficient number of Hotel Employees as is necessary to prevent the Seller from incurring any indemnification loss under the WARN Act with respect to the Hotel Employees. Buyer shall cause each such offer to be expressly conditioned upon the Hotel Employee’s signing a written application form, in which such employee accepts the offer of new employment and concurrently gives Hotel Manager notice that he or she is termination employment with Hotel Manger, effective as of Closing.

12.2.1.2 Assume (A) all Employee Liabilities with respect to the Continuing Employees accruing or first arising on and after the Closing Date, or triggered by a termination of employment after Closing (except to the extent that such Employee Liabilities arise under or relate to any Hotel Employee Plan sponsored or maintained by Seller or Hotel Manager), (B) all Employee Liabilities accrued as of Closing for which Buyer has received a proration credit under Section 8.

12.2.2 Seller’s Obligations. Seller shall cause Hotel Manager to terminate the employment of all Hotel Employees effective as of Closing. Seller Indemnifies Buyer from and against any and all Claims arising out of any and all (A) Employee Liabilities with respect to Continuing Employees accruing prior to Closing (except those which are triggered by a termination of employment after Closing or for which Buyer has received a credit under Section 8) and (B) Employee Liabilities with respect to Hotel Employees who are not Continuing Employees.

12.2.3 WARN Act Liability. Buyer acknowledges that, in light of Buyer’s intention to continue operation of the Hotel with substantially the same staff after Closing and the Parties’ desire for a prompt Closing, it is Buyer’s interest that Seller not take the precautionary step of giving Hotel Employees notice of possible termination of employment at the Hotel under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Accordingly, Seller shall not give such notice with respect to the sale of the Hotel to Buyer, and Buyer shall Indemnify Seller from and against any and all Claims arising out of real or alleged violation of the WARN Act for failure to give such notice to the extent based on Buyer’s failure, on and after the Closing Date, to offer employment at the Hotel to Eligible Employees in accordance with Section 12.2.1.

12.3 Indemnification of Related Persons. Any indemnification of a Party against third person Claims contained herein shall also run in favor of such Party’s partners, shareholders, beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, Hotel Manager), all of whom are intended by the Parties to be third party beneficiaries of this Section 12.

12.4 Survival. The Parties’ indemnities set forth in this Section 12 and elsewhere in this Agreement shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, Seller’s liability shall be subject to the limitations set forth in Section 19.2.

13. HOTEL RECORDS. As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and similar purposes, Seller shall have the right to make and retain copies of the Hotel Records which are transferred to Buyer at Closing and to disclose information contained therein. Buyer shall also make the Hotel Records available to Seller and its authorized representatives at the Hotel, at reasonable times and upon reasonable prior notice, and allow Seller to make copies thereof; and Buyer shall not dispose of any Hotel Records prior to the fifth anniversary of Closing without giving Seller at least thirty (30) days’ prior written notice and opportunity to recover the same.

14. ASSIGNMENT. Neither this agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this Agreement to a corporation, partnership, limited liability company or other entity which is wholly owned and controlled, directly or indirectly, by Buyer, provided Buyer gives Seller at least five (5) days’ prior written notice of such assignment and that such assignee concurrently with such assignment assumes, in a written instrument delivered and satisfactory in form to Seller, all of the obligations and liabilities of Buyer hereunder. Buyer shall remain fully and primarily liable for all its obligations under this Agreement notwithstanding any such assignment.

15. NOTICES. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic facsimile transmission (“Fax”), at the address or addresses indicated for such party below (and/or to such other address as such party may from time to time by written notice designate to the other):

If to Seller:	AEW Capital Management, L.P. Two Seaport Lane, Suite 300 Boston, Massachusetts 02210 Attention: James Luchars
Fax: 617-261-9555

and a copy to:	Seyfarth Shaw LLP Two Seaport Lane, Suite 300 Boston, Massachusetts 02210 Attention: Andrew Pearlstein Catherine Burns

Fax: 617-946-4801

If to Buyer:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attention: SVP and Chief Accounting Officer Fax: 410-972-4180

and a copy to:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attention: SVP and Chief Investment Officer Fax: 410-972-4180

and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three (3) Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two (2) Business Days.

16. GENERAL PROVISIONS.

16.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) each Party shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, neither Party shall issue press release or communication with the public prior to, or after, Closing without the prior written consent of the other Party, which prohibition shall survive the Closing or termination of this Agreement. As used herein, “Permitted Disclosures” include only (i) disclosures by a Party to its attorneys, accountants and other consultants as reasonably necessary in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of Buyer’s rights and the performance its duties hereunder, (ii) disclosure by any Party to its parent entity or entities, trustees, directors and investors therein, (iii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iv) any other disclosure required by Law (including, without limitation, in response to any subpoena). In the case of any Permitted Disclosure described in clause (i) above, the disclosing Party shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. Any confidentiality agreement regarding the Hotel or the transaction contemplated by this Agreement previously made between the Parties or their agents shall continue in full force and effect and shall not be deemed to have merged into, or been superseded by, this Agreement.

16.2 Effect of Termination. Upon any termination of this Agreement, neither Party shall have any further obligation or liability to the other hereunder except (i) as provided below (regarding Buyer’s return or destruction of materials received from Seller), (ii) any liability which a Party may have hereunder by reason of the fact that termination either (A) was wrongfully made by it or (B) resulted from a breach of its covenants or other obligations hereunder and (iii) any obligation under Sections 4.6 or 16.10. Within ten (10) Business Days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials. Within ten (10) Business Days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller all reports, studies and analyses prepared by third parties at Buyer’s request or direction relating to the Hotel Premises, other than Buyer’s internal documents containing proprietary or privileged information and to the extent permitted pursuant to agreements with parties preparing such reports (unless this Agreement has been terminated due to the default of Seller). Such delivery shall be made without representation or warranty by Buyer as to the contents of such items and Seller shall not be entitled to rely on such items.

16.3 Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.

16.4 No Third Party Beneficiaries. Except as expressly provided in Section 12.3, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.

16.5 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

16.6 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non Business Day shall automatically be extended to the immediately following Business Day.

16.7 Captions. Article and Section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

16.8 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.

16.9 Consents and Approvals. Wherever this Agreement requires a Party’s consent or approval, then unless expressly provided otherwise, such consent of approval (i) may be given or withheld in such Party’s sole and absolute discretion and (ii) to be effective, must be given in a writing signed by such Party and expressly identifying the specific matter to which such consent or approval applies.

16.10 Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post judgment costs and expenses.)

16.11 Governing Law. This Agreement shall be deemed to be an agreement made under the Laws of the State where the Hotel Premises are located and for all purposes shall be governed by and construed in accordance with such Laws.

16.12 Counterparts, Electronic Delivery. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on Separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. A Party may deliver this Agreement by electronically transmitting to the other Party (either by Fax or email) a facsimile copy of its executed counterpart, but such Party shall also promptly deliver to the other Party an original executed counterpart hereof.

17. EXHIBITS. Each of the following exhibits is hereby incorporated into and made an integral of this agreement:

A	Legal Description of Hotel Parcel

B	Form of Deed

C	Form of Bill of Sale

D	Allocation of Purchase Price

E	Form of Assignment and Assumption of Assumed Contracts

F	Form of General Assignment and Assumption

G	Form of FIRPTA Certificate

H	Exceptions to Seller Representations

I	Intentionally Omitted

J	Schedule of Material Contracts

K	Schedule of Environmental Report and Existing Survey

L	Schedule of Existing Loan Documents

M	List of Insurance Policies

Seller shall have until (and including) ten (10) Days after the Effective Date to prepare or modify, and deliver to Buyer, Exhibits H and J. Any modification of such Exhibits that Seller timely delivers shall supplement or supersede (as the case may be) the prior version of such Exhibit for all purposes of this Agreement.

18. SIGNERS’ WARRANTY. Each individual executing and delivering this agreement on behalf of a corporate party hereby warrants and represents to the other parties that he or she is duly authorized and empowered to do so.

19. LIMITATION ON SELLER’S LIABILITY.

19.1 Seller’s Breach of Obligation to Close. In the event Seller in breach of this Agreement fails to close, and such failure is not due to Buyer’s default, Buyer, as its sole and exclusive remedy may either (a) terminate this Agreement and receive a refund of the Deposit and neither party shall have any further right or obligation hereunder other than obligations which expressly survive termination of this Agreement, or (b) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that (i) Buyer shall only be entitled to such remedy if (A) any such suit for specific performance is filed within sixty (60) days after Buyer becomes aware of the default by Seller, (B) Buyer is not in default under this Agreement, (C) Buyer has tendered an amount equal to twenty five percent (25%) of the Purchase Price to the Escrow Agent in immediately available funds and the Escrow Agent has acknowledged receipt of same, in writing, to Seller, and (D) Buyer has furnished five (5) Business Days’ prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement; and (ii) notwithstanding anything to the contrary contained herein, Seller shall not be obligated to expend any sums to cure any defaults under this Agreement and if Buyer seeks specific performance under this Agreement, Buyer agrees to accept the Hotel in its “AS IS, WHERE IS” condition as set forth in this Agreement. Buyer hereby agrees that prior to its exercise of any rights or remedies as a result of any defaults by Seller as provided in this Section 19.1, Buyer will first deliver written notice of said default to Seller, and if Seller so elects, Seller shall have the opportunity, but not the obligation, to cure such default within ten (10) days after Seller’s receipt of such notice. In no event whatsoever shall Buyer file any lis pendens or other instrument of record against title to the Hotel Premises, or otherwise creates any cloud on Seller’s title to the Hotel Premises. Buyer shall Indemnify Seller from and against all costs, expenses (including attorneys’ fees) and losses which Seller incurs by reason of Buyer’s violation of the immediately preceding sentence. Notwithstanding any of the foregoing to the contrary, in no event whatsoever shall Buyer have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement except as expressly set forth in this Agreement. In no event shall Seller be liable to Buyer for any punitive, speculative or consequential damages.

19.2 Other Seller’s Breaches. Seller shall have no liability to Buyer under the indemnities contained in Section 12 or elsewhere, or for breach of any covenant, representation or warranty contained in Section 5.1 or elsewhere, or otherwise, unless Buyer has given Seller written notice of a specific indemnity claim or claim of breach, stating in reasonable detail the factual basis for such claim, within 120 days after the Closing Date, and unless Buyer commences legal action on such claim, and serves Seller with notice of such claim in accordance with applicable Law, within 180 days after the Closing Date. Further, and notwithstanding anything to the contrary herein, (i) Seller shall in no event be liable to Buyer for any such claim unless and until the aggregate amount of Buyer’s actual out-of-pocket losses from all such valid claims exceeds $50,000, and (ii) in no event shall the aggregate amount of Seller’s liability exceed two percent of the Purchase Price. The limitations in clauses (i) and (ii) of this Section 19.2 are in addition to, and not in derogation of, the limitations in Section 5.4.3 with respect to Seller’s liability for breaches of its representations and warranties. The limitations in this Section 19.2 shall not apply to the Seller’s liability under Sections 7.3, 11 and 12.

20. LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH. If Buyer in breach of this Agreement fails to close, then upon written notice of termination (a “Termination Notice”) from Seller to Buyer and Escrow Agent, this Agreement shall terminate (except for this section and Buyer’s obligations pursuant to Sections 4.6, 16.2 and 16.10). The parties acknowledge and agree by initialing this Section 20 that:

20.1 IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.

20.2 THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 20 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO).

20.3 UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.6, 16.2 AND 16.10; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT

OUT OF POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 20.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:

SELLER: MD	BUYER: GJW

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

SELLER:	AEW SBCO SEATTLE, LLC, a Delaware limited liability company

	By:	/s/ Marc Davidson

Name:	Marc Davidson

Title:	Vice President

BUYER:	CHSP SEATTLE LLC, a Delaware limited liability company

	By:	/s/ Graham J. Wootten

Graham J. Wootten
Its Vice President

{ESCROW AGENT’S SIGNATURE ON THE FOLLOWING PAGE

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

STEWART TITLE GUARANTY COMPANY

By:	/s/ Mark Anderson

Name:	Mark Anderson

Title:	Underwriting Counsel

Date:	November 2, 2010

DESCRIPTION OF HOTEL PARCEL

Exhibit A

LEGAL DESCRIPTION

Parcel A:

Lots 6, 7, 8 And 9, Block 46, Second Addition To The Town Of Seattle As Laid Off By The Heirs Of Sarah A. Bell, Deceased (Commonly Known As Heirs Of Sarah A. Bell’s 2nd Addition To The City Of Seattle). According To The Plat Recorded In Volume 1 Of Plats At Page 121, In King County, Washington;

Together With Vacated Alley Adjoining Said Lots, As Vacated By City Of Seattle Ordinance No. 89797, Which Attached Thereto By Operation Of Law, And;

Lots 1, 3, 4, And 6, Block 113, A. A. Denny’s Broadway Addition To The City Of Seattle. According To The Plat Recorded In Volume 6 Of Plats At Page 40, In King County, Washington;

Except The Northwesterly 10 Feet Thereof Condemned In King County Superior Court Cause No. 41394 For Street Purposes, As Provided By Ordinance No. 10051 Of The City Of Seattle And;

Except That Portion Of Said Lot 6, A. A. Denny’s Broadway Addition To The City Of Seattle And Of Said Lot 9, Of Heirs Of Sarah A. Bell’s 2nd Addition To The City Of Seattle, Lying Southeasterly Of A Line Which Begins At The Intersection Of The Southwesterly Extension Of The Northwesterly Face Of An 8 Inch Thick Concrete Building Wall With The Southwesterly Line Of Said Lot 6, At A Point 16.67 Feet Southeasterly Of The Most Westerly Corner Thereof. And Runs Thence Northeasterly Along Said Extension, Northwesterly Face And Its Extension To The Southwesterly Margin Of Boren Avenue;

(Also Know As Parcel A Of City Of Seattle Lot Line Adjustment No. 9001610, As Recorded Under Recording No. 9008300712, In King County, Washington).

Parcel B:

Unit 502, Avanti, A Condominium, According To The Declaration Thereof Recorded Under Recording No. 9006280979, And Amendment(S) Thereto; Said Unit Is Located On Survey Map And Plans Filed In Volume 96 Of Condominiums. At Pages 17 Through 27, Amended In Volume 101 At Pages 58 Through 68, Records Of King County, Washington.

(Said Condominium Being A Subdivision Of Parcel B Of City Of Seattle Lot Line Adjustment No. 9001610, As Recorded Under Recording No. 9008300712, In King County, Washington).

Parcel C:

Easements For Footings, Foundations, Supports, Utilities, Access And Parking As Declared Under Recording No. 9003290567, And As Amended Under Recording No. 9011210516, In King County, Washington.

EXHIBIT A TO PURCHASE AND SALE AGREEMENT

Special Warranty Deed

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

DEED

GRANTOR:	AEW SBCO Seattle, LLC, a Delaware limited liability company

GRANTEE:	CHSP Seattle LLC, a Delaware limited liability company

ABBREVIATED LEGAL DESCRIPTION:	Parcel A of Lot Line Adjustment No. 9001610, AF
No. 9008300712; and Unit No. 502, Avanti, AF
No. 9006280979
Full legal description on Exhibit A

ASSESSORS’ TAX	066000-1832-03
PARCEL ID NO.:	032280-0020-00
032280-0020-00

DEED

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Grantor, AEW SBCO Seattle, LLC, a Delaware limited liability company, does hereby convey and warrant to the Grantee, CHSP Seattle LLC, a Delaware limited liability company the real property in the County of King, State of Washington, more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”).

This conveyance is made subject to real estate taxes for the year              and subsequent years, not yet due and payable, covenants, conditions, restrictions, easements, rights of way and other matters of record, applicable zoning, land use, and similar laws and regulations, and any and all matters which would be disclosed by an accurate survey of the real estate.

DATED effective this      day of                     , 2010.

GRANTOR:

AEW SBCO Seattle, LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this      day of                     , 201    , before me personally appeared                     , to me known to me to be                      of AEW SBCO Seattle, LLC, a Delaware limited liability company, that executed the within and foregoing instrument, and acknowledged that said instrument to be the free and voluntary act and deed of said company, for uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument and that the seal affixed is the seal of said company.

In witness whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public in and for the State of
residing at

My Commission Expires:
Notary’s Printed Name

Exhibit A to Deed

Exhibit A

LEGAL DESCRIPTION

Parcel A:

Lots 6, 7, 8 And 9, Block 46, Second Addition To The Town Of Seattle As Laid Off By The Heirs Of Sarah A. Bell, Deceased (Commonly Known As Heirs Of Sarah A. Bell’s 2nd Addition To The City Of Seattle). According To The Plat Recorded In Volume 1 Of Plats At Page 121, In King County, Washington;

Together With Vacated Alley Adjoining Said Lots, As Vacated By City Of Seattle Ordinance No. 89797, Which Attached Thereto By Operation Of Law, And;

Lots 1, 3, 4, And 6, Block 113, A. A. Denny’s Broadway Addition To The City Of Seattle. According To The Plat Recorded In Volume 6 Of Plats At Page 40, In King County, Washington;

Except The Northwesterly 10 Feet Thereof Condemned In King County Superior Court Cause No. 41394 For Street Purposes, As Provided By Ordinance No. 10051 Of The City Of Seattle And;

Except That Portion Of Said Lot 6, A. A. Denny’s Broadway Addition To The City Of Seattle And Of Said Lot 9, Of Heirs Of Sarah A. Bell’s 2nd Addition To The City Of Seattle, Lying Southeasterly Of A Line Which Begins At The Intersection Of The Southwesterly Extension Of The Northwesterly Face Of An 8 Inch Thick Concrete Building Wall With The Southwesterly Line Of Said Lot 6, At A Point 16.67 Feet Southeasterly Of The Most Westerly Corner Thereof. And Runs Thence Northeasterly Along Said Extension, Northwesterly Face And Its Extension To The Southwesterly Margin Of Boren Avenue;

(Also Know As Parcel A Of City Of Seattle Lot Line Adjustment No. 9001610, As Recorded Under Recording No. 9008300712, In King County, Washington).

Parcel B:

Unit 502, Avanti, A Condominium, According To The Declaration Thereof Recorded Under Recording No. 9006280979, And Amendment(S) Thereto; Said Unit Is Located On Survey Map And Plans Filed In Volume 96 Of Condominiums. At Pages 17 Through 27, Amended In Volume 101 At Pages 58 Through 68, Records Of King County, Washington.

(Said Condominium Being A Subdivision Of Parcel B Of City Of Seattle Lot Line Adjustment No. 9001610, As Recorded Under Recording No. 9008300712, In King County, Washington).

Parcel C:

Easements For Footings, Foundations, Supports, Utilities, Access And Parking As Declared Under Recording No. 9003290567, And As Amended Under Recording No. 9011210516, In King County, Washington.

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

[Form of]

BILL OF SALE

THIS BILL OF SALE, for Ten Dollars ($10.00) cash and other good and valuable consideration, receipt of which is hereby acknowledged, AEW SBCO SEATTLE, LLC, a Delaware limited liability company (“Seller”), does hereby sell, assign, convey, transfer and set over to                     , a              (“Buyer”), all of the “FF&E” and “Inventory,” as those terms are defined in that certain Agreement of Purchase and Sale for the Homewood Suites Seattle, dated as of ***, between Seller, and Buyer, without warranty, express or implied, except that Seller shall warrant and defend unto Buyer and Buyer’s successors and assigns title to such property against all persons claiming by, through or under Seller (other than the lessor of the Leased Equipment), but no others.

Seller further hereby covenants to execute and deliver such further instrument(s) as Buyer may hereafter request to evidence or confirm any of the sales made herein, in such form as Buyer may reasonably request and promptly upon Buyer’s request therefor.

Dated: , 20	AEW SBCO SEATTLE, LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT C TO PURCHASE AND SALE AGREEMENT

ALLOCATION OF

PURCHASE PRICE

PURCHASE PRICE ALLOCATION

Land, Building & Improvements	$51,839,722

Personal Property	$1,160,278

EXHIBIT D TO PURCHASE AND SALE AGREEMENT

[Form of]

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is made as of ***, by and between AEW SBCO SEATTLE, LLC, a Delaware limited liability company (“Assignor”), and ***, a *** (“Assignee”), on the other.

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of ***, between Assignor, as “Seller,” and Assignee {or, if initial Buyer has assigned the Agreement, insert name of initial Buyer***}, as “Buyer,” for purchase of the land described in Exhibit A attached hereto, together with the improvements, fixtures, furnishings, equipment, inventories and other real and personal property comprising the hotel known as the Homewood Suites Seattle, in Seattle, Washington (the “Hotel”). {If initial Buyer has assigned Agreement: Buyer has assigned all of its rights, title and interest under the Agreement to Assignee.}

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee, and Assignee to assume, all of the contracts and equipment leases (the “Assumed Contracts”) identified in the Schedule of Contracts attached hereto as Exhibit B, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee, and Assignee hereby takes and accepts from Assignor, all of Assignor’s rights in, under and to each of the Assumed Contracts and to all benefits and privileges hereafter accruing to Assignor thereunder.

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor under each of the Assumed Contracts accruing from and after the date hereof.

3. No Impairment of Purchase Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Purchase Agreement by either Party, or to waive or abrogate any limits on liability specified in the Purchase Agreement, and none of such provisions in the Purchase Agreement shall be deemed to have merged into the assignment made by this Assignment.

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

4. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

5. Counterparts. This Assignment may be executed in any number of counterparts and by each Party on a separate counterpart or counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

6. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the state where the Hotel is located and for all purposes shall be governed by and construed in accordance with such laws.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of each of the Parties and its successors and assigns.

8. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a Party hereby represents and warrants to the other Party that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, the Parties have caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

ASSIGNOR:	AEW SBCO SEATTLE, LLC, a Delaware limited liability company

By:

Name:

Title:

ASSIGNEE:	[***Insert Assignee name/jurisdiction/entity]

By:

Name:

Title:

EXHIBIT E TO PURCHASE AND SALE AGREEMENT

[Form of]

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of                     ,     , 200    , by and between AEW SBCO SEATTLE, LLC, a Delaware limited liability company (“Assignor”), and ***, a ***, (“Assignee”).

RECITALS

A. Assignor has entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”), dated as of                     , 20    , between Assignor, as “Seller,” and Assignee, {or, if initial Buyer has assigned the Agreement, insert name of initial Buyer***}, as “Buyer,” for purchase of the land described in Exhibit A attached hereto, together with the improvements, fixtures, furnishings, equipment, inventories and other real and personal property comprising the hotel known as the Homewood Suites Seattle, in Seattle, Washington (the “Hotel”). {If initial Buyer has assigned Agreement: Buyer has assigned all of its rights, title and interest under the Agreement to Assignee.}

B. In conjunction with the sale and purchase of the Hotel, the Purchase Agreement obligates Assignor to assign to Assignee certain intangible rights with respect to the Hotel and Assignee to assume all of Assignor’s obligations with respect thereto, subject to the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the parties hereto (together, the “Parties,” and each sometimes a “Party”) hereby act and agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s rights, if any, in, under and to the following:

(a) Marks. Each trademark, trade name, service mark, logo or other proprietary name, number (including telephone numbers), address, mark or design which is assignable in conjunction with a sale of the Hotel and which is used by Seller exclusively in connection with the Hotel, together with all the good will associated with the use of such name, mark or design in connection the Hotel (altogether, the “Marks”).

(b) Permits. Each permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding liquor licenses) to the extent transferable with the Hotel (altogether, the “Permits”).

(c) Warranties. Each written guaranty, warranty or other such obligation from any contractor, manufacturer or vendor, with respect to any of the

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

Hotel Improvements, furnishings, fixtures or equipment, to the extent assignable in connection with a sale of the Hotel (altogether, the “Warranties”).

(d) Records. On-site records, files and other written materials pertaining to the operation of the Hotel (“Records”).

(e) Plans and Studies. Seller’s rights in and to the plans and specifications for the Hotel improvements (“Plans”) and any studies, analyses, reports and other written materials pertaining to the condition of the Hotel improvements and the Hotel Parcel.

(f) Reservations. Each reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Hotel, to the extent pertaining to periods from and after the date hereof (“Reservations”).

(g) Accounts. The account receivable for each person who is a guest at the Hotel for the room night immediately preceding the date hereof (the “Guest Accounts”).

2. Assumption of Obligations and Liabilities by Assignee. Assignee hereby assumes all of the obligations and liabilities of Assignor accruing from and after the date hereof with respect to each of the Marks, Permits, Warranties, Records, Plans, Reservations and Guest Accounts.

3. No Impairment of Purchase Agreement Provisions. Nothing contained in this Assignment shall be deemed to limit, waive or otherwise derogate from any warranty, representation, covenant or indemnification made in the Purchase Agreement by either Party, or to waive or abrogate any limits on liability specified in the Purchase Agreement, and none of such provisions in the Purchase Agreement shall be deemed to have merged into the assignment made by this Assignment.

4. Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

5. Counterparts. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

6. Governing Law. This Assignment shall be deemed to be an agreement made under the laws of the state where the Hotel is located and for all purposes shall be governed by and construed in accordance with such laws.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of, respectively, Assignor and Assignee and their respective successors and assigns.

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

8. Warranty of Signers. Each individual executing and delivering this Assignment on behalf of Assignor hereby represents and warrants to Assignee that such individual has been duly authorized and empowered to make such execution and delivery.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

ASSIGNOR:	AEW SBCO SEATTLE, LLC, a Delaware limited liability company

By:

Name:

Title:

ASSIGNEE:	[***Insert Assignee name/jurisdiction/entity]

By:

Name:

Title:

EXHIBIT F TO PURCHASE AND SALE AGREEMENT

[Form of]

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.

[Use if Seller is a disregarded entity: For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. The disregarded entity is [                    ] (the “Disregarded Entity”). [                    , a                     ] (“Transferor”), is the sole owner of the Disregarded Entity. To inform                     , a                      (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by the Disregarded Entity, the undersigned hereby certifies the following on behalf of Transferor:]

[Use if Seller is not a disregarded entity: To inform                     , a                      (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1954, as amended (the “Code”), will not be required upon the transfer of certain real property by [                    , a                     ] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:]

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is [                    ]; and

4. Transferor’s office address is [                                         ].

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declares that he or she has examined this Certification and to the best of his/her knowledge and belief it is true, correct and complete, and the undersigned further declares that he/she has authority to sign this document on behalf of Transferor.

EXHIBIT G TO PURCHASE AND SALE AGREEMENT

Dated: ____________ ____, 2010

[		],
a	[	]

By:
Name:
Title:

EXHIBIT G TO PURCHASE AND SALE AGREEMENT

G-2

FURTHER EXCEPTIONS

TO

SELLERS’ WARRANTIES AND REPRESENTATIONS

The following conditions, events or facts constitute exceptions to Sellers’ Warranties and Representations set forth in Section 5.1 of this Agreement:

NONE.

EXHIBIT H TO PURCHASE AND SALE AGREEMENT

[INTENTIONALLY OMITTED]

EXHIBIT I TO PURCHASE AND SALE AGREEMENT

SCHEDULE OF CONTRACTS

1.	SERVICE CONTRACTS	{See Attached Schedule J-1}

2.	EQUIPMENT LEASES	{See Attached Schedule J-2}

EXHIBIT J TO PURCHASE AND SALE AGREEMENT

SCHEDULE OF ENVIRONMENTAL REPORT AND EXISTING SURVEY

A.	Environmental Report:

{Identify each report by title, consultant, job number and date}

B.	Existing Survey:

{Identify survey by surveying firm, individual certifying surveyor, job number and date}

EXHIBIT K TO PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXISTING LOAN DOCUMENTS

1.	Deed of Trust Note

2.	Deed of Trust

3.	Completion Guaranty Agreement

4.	Guaranty of Recourse Obligations

5.	Environmental Indemnity Agreement

6.	Assignment of Leases, Rents and Profits

7.	Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals

8.	Renovation Escrow Agreement

9.	Replacement Reserve Agreement

10.	Consent, Subordination and Recognition Agreement

11.	Patriot Act Certificate of Borrower’s Authorized Person

12.	Deposit Account Control Agreement

13.	Restricted Account Agreement

EXHIBIT L TO PURCHASE AND SALE AGREEMENT

LIST OF INSURANCE POLICIES

The following insurance coverages are provided for Homewood Suites Seattle under the Hotel Manager’s insurance program . All policy terms are 12/31/09 - 12/31/10.

•	General Liability; Phoenix Insurance Company (Travelers)

•	Automobile; Charter Oak Fire Insurance Company (Travelers)

•	Excess/Umbrella Liability; National Union Fire Insurance Company of Pittsburgh, PA (Chartis/AIG)

•	Excess/Umbrella Liability; Fireman’s Fund Insurance Company

•	Crime; Philadelphia Indemnity Insurance Company

•	Excess Crime; National Union Fire Insurance Company of Pittsburgh, PA (Chartis/AIG)

•	Employment Practices and Fiduciary Liability; Philadelphia Indemnity Insurance Company

EXHIBIT M TO PURCHASE AND SALE AGREEMENT